Exhibit 99.(A)(5)(G)

CONTACTS:

Ashleigh Koss, Media

Public_affairs@gilead.com

Jacquie Ross, Investors

investor_relations@gilead.com

GILEAD SCIENCES COMPLETES ACQUISITION OF ARCELLX AHEAD OF POTENTIAL COMMERCIAL LAUNCH OF ANITO-CEL

FOSTER CITY, Calif., April 28, 2026 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced the successful completion of its previously announced acquisition of Arcellx, Inc. (Nasdaq: ACLX). Under the terms of the transaction, Gilead acquired Arcellx for $115 per share in cash, plus one non-transferable contingent value right (CVR) of $5 per share, representing a total implied equity value of approximately $7.8 billion at the time of closing.

The acquisition builds on Kite, a Gilead Company, and Arcellx’s successful collaboration and provides Gilead with full control of anitocabtagene autoleucel (anito-cel), an investigational BCMA-directed CAR T-cell therapy for multiple myeloma. By consolidating ownership of anito-cel and eliminating future profit-share, milestone and royalty obligations, Gilead is positioned to accelerate development, streamline decision-making and maximize the long-term potential of the program.

“With the Arcellx acquisition, our focus turns to executing with speed and discipline as we prepare to bring anito-cel to patients,” said Cindy Perettie, Executive Vice President and Global Head of Kite. “I want to thank the Arcellx team for their scientific leadership, close collaboration to date and deep expertise they bring as we advance anito-cel. With this acquisition, anito-cel and the differentiated D-Domain BCMA binder will advance within Kite, combining this science with our global manufacturing, regulatory and commercial capabilities to unlock the full value of this potentially transformative therapy for people living with multiple myeloma.”

On April 28, 2026, Gilead successfully completed its tender offer for all outstanding shares of common stock of Arcellx and accepted for payment all shares validly tendered and not validly withdrawn as of the expiration time of the tender offer, which shares represented, together with shares already owned by Gilead, approximately 77.2% of Arcellx’s outstanding shares. Following completion of the offer, Gilead completed the acquisition of Arcellx through a merger of Gilead’s wholly owned subsidiary with and into Arcellx, in which shares of Arcellx common stock were cancelled and converted into the right to receive the same $115 per share in cash and one CVR of $5 per share as shares tendered in the offer.

The CVR is payable upon achievement of cumulative global net sales of anito-cel of at least $6.0 billion from launch through the end of 2029.

As a result of the completion of the merger, Arcellx has become a wholly owned subsidiary of Gilead and the common stock of Arcellx will be delisted from the Nasdaq Global Select Market.

This transaction is expected to be accounted for as an asset acquisition and reduce Gilead’s GAAP and non-GAAP 2026 diluted EPS by approximately $5.57 - $5.67. Excluding the impact of acquired in-process research and development expenses, Gilead expects the transaction to be modestly dilutive to earnings per share in 2026 and 2027, and accretive in 2028 and thereafter, subject to FDA approval of anito-cel.

About Anito-cel

Anitocabtagene autoleucel (anito-cel, previously ddBCMA) is the first BCMA-directed CAR T-cell therapy to be investigated in multiple myeloma that utilizes a novel and compact binder known as the D-Domain. The small, stable D-Domain binder enables high CAR expression without tonic signaling and is designed to quickly release from the BCMA target. This combination may allow for the effective elimination of multiple myeloma cells without severe immunotoxicity. Anito-cel has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy Designations by the U.S. Food and Drug Administration.

About Gilead and Kite Oncology

Gilead and Kite Oncology are working to transform how cancer is treated. We are innovating with next-generation therapies, combinations and technologies to deliver improved outcomes for people with cancer. We are purposefully building our oncology portfolio and pipeline to address the greatest gaps in care. From antibody-drug conjugate technologies and small molecules to cell therapy-based approaches, we are creating new possibilities for people with cancer.

About Gilead Sciences

Gilead Sciences, Inc. is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. The company is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis, COVID-19, cancer and inflammation. In 2025, Gilead announced a planned $32 billion investment to further strengthen its U.S. footprint to power the next era of discovery, job creation and public health preparedness – while continuing to invest globally to ensure patients everywhere benefit from its scientific innovation. Gilead operates in more than 35 countries worldwide, with headquarters in Foster City, Calif.

Forward-Looking Statements

This communication contains forward-looking statements related to Gilead, Arcellx and the acquisition of Arcellx by Gilead that are subject to risks, uncertainties, and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Gilead and Arcellx and members of their respective senior management teams. In some cases, forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “seek,” “may,” “plan,” “project,” “should,” “target,” “will,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements include, without limitation, statements regarding the transaction and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including Gilead’s ability to apply its global manufacturing, regulatory and commercial capabilities and to accelerate the development of anito-cel; regulatory applications; the potential of Arcellx’s cell therapy platform; the impact of the transaction on Gilead’s diluted EPS; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the risk that the businesses will not be integrated successfully and that other anticipated benefits from the transaction will not be realized; the risk that the milestone associated with the CVR may not be achieved and that holders of CVRs may not receive payments in respect thereof; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in the companies’ periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 filed by Arcellx and the Schedule TO and related tender offer documents filed by Gilead and Ravens Sub, Inc., a wholly owned subsidiary of Gilead. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation and disclaims any intent to update any such forward-looking statements.

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